Exhibit 12

BB&T Corporation

Earnings To Fixed Charges

	For the Three Months Ended March 31,				For the Years Ended December 31,
	2011		2010		2010		2009		2008		2007		2006
	(Dollars in millions)
Earnings:
Income before income taxes	$287		$242		$969		$1,036		$2,079		$2,582		$2,478
Plus:
Fixed charges	407		474		1,855		2,232		3,044		4,068		3,233
Less:
Dividends/accretion on preferred stock	—		—		—		124		21		—		—
Noncontrolling interest	9		6		38		24		10		12		5
Capitalized interest	—		—		—		—		2		4		2

Earnings, including interest on deposits	685		710		2,786		3,120		5,090		6,634		5,704

Less:
Interest on deposits	171		259		917		1,271		1,891		2,620		2,137

Earnings, excluding interest on deposits	$514		$451		$1,869		$1,849		$3,199		$4,014		$3,567

Fixed charges:
Interest expense	$391		$465		$1,795		$2,040		$2,969		$4,014		$3,185
Capitalized interest	—		—		—		—		2		4		2
Interest portion of rent expense	16		9		60		68		52		50		46
Dividends/accretion on preferred stock	—		—		—		124		21		—		—

Total fixed charges	407		474		1,855		2,232		3,044		4,068		3,233

Less:
Interest on deposits	171		259		917		1,271		1,891		2,620		2,137

Total fixed charges excluding interest on deposits	$236		$215		$938		$961		$1,153		$1,448		$1,096

Earnings to fixed charges:
Including interest on deposits	1.68	x	1.50	x	1.50	x	1.40	x	1.67	x	1.63	x	1.76	x

Excluding interest on deposits	2.18	x	2.10	x	1.99	x	1.92	x	2.77	x	2.77	x	3.25	x